Exhibit10.3

Cytolumina/Fetolumina Term Sheet	July 27, 2015

BINDING TERM SHEET FOR LICENSE BETWEEN

CYTOLUMINA/FETOLUMINA AND TNK THERAPEUTICS

A. Parties; Transaction & License:

The parties (“Parties”) to the transaction are as follows:

●   TNK Therapeutics, Inc. and its affiliates and subsidiaries (“TNK”)

●   Sorrento Therapeutics, Inc. and its affiliates and subsidiaries (“Sorrento”)

●   Cytolumina Technologies Corporation and its affiliates and subsidiaries (“CTC”)

●   Fetolumina Technologies Corporation and its affiliates and subsidiaries (“FTC”)

Each of Sorrento, TNK, CTC and FTC shall be referred hereinafter as a “Party” and collectively, as the “Parties”.

CTC and FTC each will grant to TNK an exclusive and perpetual license, with full rights to sublicense, under CTC’s and FTC’s respective rights in and to the Technology to research, develop, use, offer for sale, sell, have sold, distribute, import, and export Technology and Products for all uses in the Field in the Territory.

CTC and FTC each will also grant to Sorrento an exclusive and perpetual license, with full rights to sublicense, under CTC’s and FTC’s respective rights in and to the Technology to research, develop, use, offer for sale, sell, have sold, distribute, import, and export Technology and Products that incorporate a Sorrento proprietary antibody for all uses or applications in the Territory.

B. Product:	A “Product” means any molecule, composition of matter or pharmaceutical product that is developed from or includes Technology.

C. Technology:

The “Technology” means the CTC and FTC’s Patent Rights, CTC’s and FTC’s other intellectual property, the CTC and FTC’s Regulatory Filings (as defined below), and other discoveries, processes, trade secrets, know-how and technical information owned or controlled by CTC, FTC and its or their affiliates related to circulating tumor cell profiling. The “CTC and FTC’s Patent Rights” means all patents and patent applications owned or controlled by CTC, FTC and its or their affiliates throughout the Territory that claim the compositions of matter, Products and Technology, and manufacture, use or sale of any composition of matter and Products relating to Technology, including, but not limited to, the patents and patent applications set forth in Exhibit A. The “CTC and FTC’s Regulatory Filings” means all regulatory filings made in the Territory that relate to Technology or Products.

The definitive license agreement (“License Agreement”) will contain customary representations and warranties, including but not limited to, representations and warranties indicating that none of CTC, FTC or any affiliate of CTC or FTC owns or controls any intellectual property other than the intellectual property included in the Technology, that are necessary for or related to any Product or the development, manufacture, use, sale, importation, or commercialization thereof.

D. Territory:	The term “Territory” shall mean the entire world.

E. Field:	The term “Field” shall mean all uses or applications for cell based therapies, including but not limited to CAR-T and CAR.TNK immunotherapies.

Cytolumina/Fetolumina Term Sheet	July 27, 2015

F. Payment

Subject to satisfaction of the Closing Conditions (set forth below), TNK shall acquire shares constituting 4.166% of the total capital stock of CTC and 4.166% of the total capital stock of FTC, in each case calculated on a fully-diluted basis (assuming the exercise or conversion of all then exercisable options, warrants, rights or convertible securities) after giving effect to the issuance of such shares to TNK. The purchase price for the shares will be $5 million in total (to be allocated as mutually agreed between CTC and FTC).

The Parties agree that they will use commercially reasonable efforts to structure the transaction in a tax efficient manner for the Parties, and that any such structure will be subject to the mutual agreement of the Parties.

G. Profit Sharing

TNK, on the one hand, CTC and FTC, on the other hand, shall share the profits from the net sales of TNK for any Product in the Field in the Territory on a 50/50 basis (i.e., 50% to TNK and 50% to be allocated between CTC and FTC).

Sorrento, on the one hand, CTC and FTC, on the other hand, shall share the profits from the net sales of Sorrento for any Product that incorporates a Sorrento proprietary antibody outside the Field in the Territory on a 50/50 basis (i.e., 50% to Sorrento and 50% to be allocated between CTC and FTC).

CTC and FTC shall pay Sorrento ten percent (10%) of the net profit of CTC and FTC, respectively, for sales of any Product that incorporates a Sorrento proprietary antibody outside the Field in the Territory.

Anti-Stacking: If it is necessary to license or obtain rights under one or more patent applications or patents from a third party in order to manufacture, sell, use, import or export any Product, the selling party, TNK, Sorrento, CTC or FTC, shall be entitled to add the consideration paid to such third party for such rights to the deductions applied to gross revenue when calculating net sales in the year in which such payments were paid (such consideration the “Anti-Stacking Payments”).

Combination Products: Net sales of Products constituting combination products shall be calculated based on the ratio of the market values of the individual products included in such combination products.

H. Shareholder Rights

TNK’s fully-diluted percentage interest in each of CTC and FTC shall not be reduced to an amount below 4.166% (assuming the exercise or conversion of all then exercisable options, warrants, rights or convertible securities), respectively, prior to a firm commitment underwritten public offering of common stock of CTC and FTC, respectively, on a national securities exchange.

I. Technology Transfer

Technology transfer means that CTC and FTC agree to provide to TNK and Sorrento all necessary technical instructions with respect to Technology under Section C above to assist TNK and Sorrento in using the Technology that are necessary for or related to any Product or the development, manufacture, use, sale, importation, or commercialization thereof.

As time is of the essence, CTC and FTC shall complete the transfer of all Technology to TNK and Sorrento within ninety (90) days of the License Agreement effective date.

J. Responsibilities	TNK assumes responsibility for all costs associated with the development, manufacture and marketing for the Products in the Field in the Territory.

Sorrento, on the one hand, and/or CTC and FTC, on the other hand, will assume responsibility for all costs associated with the development, manufacture and marketing for the Products that incorporate a Sorrento proprietary antibody for all uses and applications expect for cell-based therapies in the Territory.

TNK, Sorrento, and/or CTC and FTC shall use commercially reasonable efforts to develop Products.

Cytolumina/Fetolumina Term Sheet	July 27, 2015

K. Patent Prosecution

CTC and FTC will continue to have primary responsibility (including costs) for prosecution and maintenance of the CTC and FTC’s Patent Rights, including, but notwithstanding, any patents (and corresponding patent applications) covering Products and/or their uses in the Field and timely provide TNK the reasonable opportunity to comment and provide suggestions on (and shall consider any TNK comments and suggestions in) any correspondence and documents with any patent office prior to submission; provided, however, that CTC and FTC shall not abandon, or fail to prosecute or maintain, the CTC and FTC’s Patent Rights without the prior written consent of TNK nor through action or inaction adversely impact the CTC and FTC’s Patent Rights or any other intellectual property covering any Product.

L. Expiration and Exclusivity:

In addition, CTC and FTC hereby agree, for the period beginning on the Effective Date (as defined below) and ending on 5 p.m. Pacific Daylight Time on that date ninety (90) days from the Effective Date (the “Exclusivity Period”), that CTC and FTC and their directors, officers, representatives and their respective affiliates shall deal exclusively with Sorrento and TNK with respect to a license to the Technology and Products in the Field, and shall not, directly or indirectly, through any affiliate or representative or otherwise, solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept or consider any proposal of any other person, entity or group (other than TNK, Sorrento and its and their representatives) relating to the Technology, Products or the CTC and FTC’s Patent Rights in the Field, whether directly or indirectly, through purchase, merger, consolidation, tender offer or otherwise.

M. Confidentiality:

Each of the Parties agrees that any confidential information of the other party received in the course of performance under this Term Sheet shall be subject to that certain Confidentiality Agreement, dated June 6, 2015, by and between CTC and Sorrento (“Confidentiality Agreement”). Without limiting the generality of the foregoing, all parties shall keep confidential the terms and details of this Term Sheet until the definitive agreements for the exclusive license have been executed; provided that a party (or its parent company) may disclose such information to the extent reasonably necessary to comply with any applicable laws, rules and regulations, including SEC rules and regulations and the rules of the stock exchange upon which a party’s (or party’s parent company’s) shares are traded, and TNK (through its parent company, Sorrento) may disclose terms and details of the Term Sheet in a press release (“Press Release”) approved in advance by CTC and FTC, and such approval shall not be unreasonably withheld, conditioned or delayed.

This Term Sheet should only be discussed by and between the senior officers, members of the board of directors of the parties and others as necessary to accomplish the objectives of this Term Sheet. All such individuals shall be subject to obligations of confidentiality.

N. Expenses	Each of the parties shall be responsible for and bear its own expenses related to the actions necessary to negotiate and execute the definitive agreements contemplated hereby.

O. Due Diligence

Subject to the confidentiality provisions herein (as set forth in Section M), CTC, FTC and their affiliates will provide TNK and TNK’s accountants, attorneys, partners, consultants, financing sources and all other representatives and agents of TNK full access, as reasonably necessary for TNK, to CTC’s and FTC’s management, consultants, accountants, advisors and all other representatives, and to all properties, operating and financial data, records, agreements and other information relating to the Technology, Products and the CTC and FTC’s Patent Rights, to the extent reasonably requested by TNK. CTC and FTC will use their best efforts to keep TNK informed of any material changes that have occurred or may occur affecting the Technology, Products and the CTC and FTC’s Patent Rights.

P. Governing Law; Entire Agreement

This Term Sheet shall be governed by the laws of the State of California without regard to its or any other jurisdiction’s conflicts of laws principles. For purposes of this Term Sheet, it shall be deemed to have been executed in San Diego, California. This Term Sheet supersedes all prior discussions and writings and constitutes, with the Confidentiality Agreement, the entire agreement between the Parties with respect to the subject matter hereof. No waiver or modification of this Term Sheet will be binding upon either Party unless made in writing and signed by a duly authorized representative of such Party, and no failure or delay in enforcing any right will be deemed a waiver. In addition, this Term Sheet may be executed in two or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Facsimile and pdf signatures shall have the same legal effect as original signatures.

Cytolumina/Fetolumina Term Sheet	July 27, 2015

Q. Dispute Resolution

Any controversy, conflict or dispute of any nature arising out of or relating to this Term Sheet and the transaction contemplated herein will be settled exclusively and finally by arbitration governed by ICC rules carried out in the State of California. CTC and FTC, on the one hand, and TNK, on the other hand, will each select one arbitrator to represent them, and the two arbitrators together will select a third arbitrator for the proceedings.

R. Intentions of the Parties

The Parties acknowledge and agree that this is a binding Term Sheet and shall constitute an obligation for the parties to enter into a transaction consistent with the terms set forth herein. The Parties further acknowledge and agree that this Term Sheet does not contain all matters upon which agreement must be reached for the transactions contemplated by this Term Sheet to be consummated. If the Parties are unable to agree on the terms and conditions of the definitive agreements (other than those set forth herein) within thirty (30) days after the Effective Date, such terms and conditions shall be determined through binding arbitration. Notwithstanding any of the foregoing, TNK’s obligations herein are conditioned upon due diligence (as described in Section O above) reasonably satisfactory to the TNK and on the approval of the board of directors of TNK.

S. Definitive Agreements:

The Parties agree to negotiate in good faith to enter into definitive transaction documents with respect to the subject matter set forth herein that include terms, including, but not limited to, representations and warranties, that are customary for transactions of this size and nature, and are otherwise consistent with this Term Sheet, with an anticipated signing on or prior to September 1, 2015.

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Cytolumina/Fetolumina Term Sheet	July 27, 2015

IN WITNESS WHEREOF, the Parties hereto have executed this Term Sheet by their duly authorized representatives, effective as of July 27, 2015 (the “Effective Date”).

CYTOLUMINA TECHNOLOGIES CORPORATION	TNK THERAPEUTICS, INC.

/s/ Daniel Wang	/s/ HENRY JI
Signature	Signature

Daniel Wang	HENRY JI
Print name	Print name

President	President & CEO
Print title	Print title

7/27/2015	8/7/2015
Date	Date

FETOLUMINA TECHONOLOGIES CORPORATION	SORRENTO THERAPEUTICS, INC.

/s/ Tom Lee	/s/ HENRY JI
Signature	Signature

Tom Lee	HENRY JI
Print name	Print Name

President	President & CEO
Print title	Print Title

7/27/2015	8/7/2015
Date	Date

Cytolumina/Fetolumina Term Sheet	July 27, 2015

EXHIBIT A

EXISTING LICENSED PATENTS AND PATENT APPLICATIONS

Patent/Patent Application Name	US Patent Information			Description	Foreign Patent Filing Information
	Number	File Date	Exp Date
Device for capturing circulating cells	US 201200037 11 A1	18 Mar 2010		The present invention provides devices and methods for capturing rare cells. The devices and methods described herein can be used to facilitate the diagnosis and monitoring of metastatic cancers.	EU, China, and Japan

Systems, methods and components for isolating cells from a fluid sample	WO 201318128 5 A1	29 May 2013

A system for isolating preselected cell types from a fluid sample that includes a plurality of cell types includes a cell-capture fluidic chip, and a chip holder configured to receive the cell-capture fluidic chip and to maintain the cell-capture fluidic chip with a substantially fluid-tight seal while in operation. The chip holder is further configured to release the cell-capture fluidic chip to be removed from the chip holder for further processing. The cell-capture fluidic chip includes a substrate, a laser micro- dissection membrane disposed on the substrate, and a channel-defining layer disposed on the laser micro-dissection membrane. The laser micro-dissection membrane has a surface adapted to capture preselected cell types preferentially over other cell types of the plurality of cell types. The channel-defining layer is removable from the laser micro-dissection membrane for further processing of the cell-capture fluidic chip.

EU, China, and Japan

Selective capture and stimulated release of circulating cells on nanostructured devices	WO 201402258 1	31 Jul 2013

A device for capturing preselected cell types from a fluid sample that includes a plurality of cell types includes a substrate, a plurality of nanowires at least one of attached to or integral with a surface of the substrate such that each nanowire of the plurality of nanowires has an unattached end, and a layer of temperature-responsive material formed on at least the unattached end of each of the plurality of nanowires. The layer of temperature-responsive material has a compact configuration at a first temperature and an expanded configuration at a second temperature so as to facilitate release of cells captured at the first temperature to be released at the second temperature.

EU, China, and Japan

Method of assessing disease condition of cancer	TBD	26 Sep 2015		This is a provisional patent which will be converted by September 26th, 2015.	US only